                                                                     Exhibit 2.1


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK


------------------------------------------X

In re:                                    :   Chapter 11
                                          :   Case Nos. 01-40346 through
LOEWS CINEPLEX ENTERTAINMENT              :   01-40582
CORPORATION, et al.,                      :
                                          :
                                          :   (Jointly Administered)
                Debtors.

------------------------------------------X




               ---------------------------------------------------

                             DEBTORS' FIRST AMENDED
                                 CHAPTER 11 PLAN

               ---------------------------------------------------




Dated:  New York, New York
        January 14, 2002





                            FRIED, FRANK, HARRIS, SHRIVER
                             & JACOBSON
                            (A Partnership Including Professional Corporations) Attorneys for Debtors and
                            Debtors-In-Possession
                            One New York Plaza
                            New York, New York  10004
                            (212) 859-8000
                            Attn:  Brad Eric Scheler, Esq.
                                   Lawrence A. First, Esq.
                                   Bonnie Steingart, Esq.

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
ARTICLE I     DEFINITIONS..................................................................    1

ARTICLE II    TREATMENT OF ADMINISTRATIVE EXPENSES.........................................   11
              2.1.   Administrative Expenses...............................................   11
              2.2.   Full Settlement.......................................................   11

ARTICLE III   TREATMENT OF PRIORITY TAX CLAIMS.............................................   11
              3.1.   Priority Tax Claims...................................................   11
              3.2.   Full Settlement.......................................................   12

ARTICLE IV    CLASSIFICATION OF CLAIMS AND INTERESTS.......................................   12
              4.1.   Designation of classes pursuant to sections 1122 and 1123(a)(l) of the
                     Bankruptcy Code.......................................................   12
              4.2.   Claims................................................................   12
              4.3.   Interests.............................................................   13

ARTICLE V     IDENTIFICATION OF CLASSES OF CLAIMS AND
              INTERESTS IMPAIRED AND NOT IMPAIRED BY THIS PLAN......................... ...   13
              5.1.   Classes of Claims and Interests Impaired by this Plan and Entitled to
                     Vote..................................................................   13
              5.2.   Classes of Claims Not Impaired by this Plan and Conclusively Presumed
                     to Accept this Plan...................................................   13
              5.3.   Classes of Claims and Interests Impaired by this Plan and Deemed Not
                     to Have Accepted this Plan............................................   13

ARTICLE VI    TREATMENT OF CLAIMS AND INTERESTS............................................   14
              6.1.   Priority Claims (Class 1).............................................   14
              6.2.   Pre-Petition Credit Agreement Claims (Class 2)........................   14
              6.3.   Miscellaneous Secured Claims (Class 3)................................   15
              6.4.   PBGC Claims (Class 4).................................................   16
              6.5.   Unsecured Claims......................................................   16
              6.6.   Convenience Claim (Class 6)...........................................   17
              6.7.   Intercompany Claims...................................................   17
              6.8.   Old LCE Common Stock Interests (Class 8)..............................   18
              6.9.   Subsidiary Common Stock Interests (Class 9)...........................   18

ARTICLE VII   ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF
              REJECTION BY ONE OR MORE IMPAIRED CLASSES OF CLAIMS OR
              INTERESTS....................................................................   19
              7.1.   Impaired Classes of Claims Entitled to Vote...........................   19
              7.2.   Acceptance by an Impaired Class of Creditors..........................   19
              7.3.   Classes of Claims and Interests Not Impaired by this Plan and
                     Conclusively Presumed to Accept this Plan.............................   19

              7.4.   Classes of Claims and Interests Deemed Not to Have Accepted
                     this Plan.............................................................   19
              7.5.   Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.......   19

ARTICLE VIII  UNEXPIRED LEASES AND EXECUTORY CONTRACTS.....................................   20
              8.1.   Assumption and Rejection of Executory Contracts and Unexpired
                     Leases................................................................   20
              8.2.   Bar Date for Rejection Damages........................................   20
              8.3.   Consent to Mortgage Security Interest, or Other Lien Upon
                     Unexpired Leases of Real Property.....................................   20

ARTICLE IX    IMPLEMENTATION OF THIS PLAN..................................................   21
              9.1.   Vesting of Property...................................................   21
              9.2.   Transactions on Business Days.........................................   21
              9.3.   Corporate Action for Reorganized Debtors..............................   21
              9.4.   Implementation........................................................   21
              9.5.   Issuance of New Securities............................................   22
              9.6.   Cancellation of Existing Securities and Agreements....................   22
              9.7.   Board of Directors of Reorganized LCE.................................   22
              9.8.   Employee Benefit Plans................................................   22
              9.9.   Survival of Indemnification and Contribution Obligations..............   23
              9.10.  Substantive Consolidation.............................................   23
              9.11.  Retention and Enforcement of Causes of Action.........................   24
              9.12.  Senior Executive Employment Agreements; Certain Other
                     Employees.............................................................   24
              9.13.  Rule 9019 Settlement and Compromise of Alleged Causes of Action
                     with Respect to Pre-Petition Credit Agreement Claims and the
                     Intercreditor Disputes................................................   24
              9.14.  Funding of the Unsecured Settlement Distribution......................   26
              9.15.  No Stamp or Similar Taxes.............................................   26

ARTICLE X     PROVISIONS COVERING DISTRIBUTIONS............................................   27
              10.1.  Timing of Distributions Under this Plan...............................   27
              10.2.  Allocation of Consideration...........................................   27
              10.3.  Cash Payments.........................................................   27
              10.4.  Payment of Statutory Fees.............................................   27
              10.5.  No Interest...........................................................   27
              10.6.  Fractional Securities.................................................   27
              10.7.  Withholding of Taxes..................................................   28
              10.8.  Persons Deemed Holders of Registered Securities.......................   28
              10.9.  Surrender of Existing Securities......................................   28
              10.10. Undeliverable or Unclaimed Distributions..............................   28
              10.11. Distributions on Account of Pre-Petition Notes........................   29

ARTICLE XI    PROCEDURES FOR RESOLVING DISPUTED CLAIMS.....................................   29
              11.1.  Objections to Claims..................................................   29
              11.2.  Procedure.............................................................   29
              11.3.  Payments and Distributions With Respect to Disputed Claims............   30
              11.4.  Claims Reserve........................................................   30

              11.5.  Distributions After Allowance of Disputed General Unsecured
                     Claims................................................................   30
              11.6.  Distributions After Disallowance of Disputed General Unsecured
                     Claims................................................................   31
              11.7.  Payment of Post-Effective Date Interest...............................   31
              11.8.  The Creditors' Committee Designee.....................................   31
              11.9.  Effect of Distributions in the CCAA Cases.............................   32
              11.10. Setoffs...............................................................   32

ARTICLE XII   DISCHARGE, INJUNCTION. RELEASES AND SETTLEMENTS
              OF CLAIMS....................................................................   32
              12.1.  Discharge of All Claims and Interests and Releases....................   32
              12.2.  Injunction............................................................   33
              12.3.  Exculpation...........................................................   33
              12.4.  Guaranties and Claims of Subordination................................   33
              12.5.  Release with Respect to Holders of General Unsecured Claims...........   34

ARTICLE XIII  CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND
              EFFECTIVE DATE...............................................................   34
              13.1.  Conditions Precedent to Entry of the Confirmation Order...............   34
              13.2.  Conditions Precedent to the Effective Date............................   35
              13.3.  Waiver of Conditions..................................................   35
              13.4.  Effect of Failure of Conditions.......................................   36

ARTICLE XIV   MISCELLANEOUS PROVISIONS.....................................................   36
              14.1.  Bankruptcy Court to Retain Jurisdiction...............................   36
              14.2.  Binding Effect of this Plan...........................................   37
              14.3.  Nonvoting Stock.......................................................   37
              14.4.  Authorization of Corporate Action.....................................   37
              14.5.  Retiree Benefits......................................................   37
              14.6.  Withdrawal of this Plan...............................................   37
              14.7.  Captions..............................................................   38
              14.8.  Method of Notice......................................................   38
              14.9.  Dissolution of Committees.............................................   38
              14.10. Amendments and Modifications to Plan..................................   38
              14.11. Section 1125(e) of the Bankruptcy Code................................   39
              14.12. Post-Confirmation Obligations.........................................   39

Schedule I - Debtors and Debtors-in-Possession
Schedule II - Canadian Debtors in the CCAA Cases
Schedule III - Applicable Allowance Factors


Exhibit A     Term Sheet For New Term Note Loan Agreement
Exhibit B     Term Sheet For New Working Capital Credit Agreement
Exhibit C     Reorganized LCE By-Laws*
Exhibit D     Reorganized LCE Certificate of Incorporation*
Exhibit E     Term Sheet For Senior Executive Employment Agreements
Exhibit F     Corporations to be Dissolved*
Exhibit G     New Board of Directors*
Exhibit H     Terms of Employment for Level One and Level Two Contract Employees


-------------------
* The Debtors intend to file this exhibit at least ten (10) days prior to the Confirmation Hearing.

               LCE and its subsidiaries listed on Schedule I, as debtors and debtors-in-possession (collectively, the "Debtors"), hereby propose the following chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.

                                    ARTICLE I

                                   DEFINITIONS

               Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless the context requires otherwise, the following words and phrases shall have the meanings set forth below:

               Administrative Expense: (a) Any right to payment constituting a cost or expense of administration of the Chapter 11 Cases (including, without limitation, professional fees and expenses) under Section 503(b) of the Bankruptcy Code and (b) a Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court.

               Affiliate:  As defined in section 101(2) of the Bankruptcy Code.

               Agent: Bankers Trust, as agent under the Pre-Petition Credit Agreement.

               Allowed: With respect to Claims and Interests, (a) any Claim against or Interest in a Debtor, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Interest that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely proof of claim has been filed, or (c) any Claim allowed pursuant to this Plan; provided, however, that with respect to any Claim or Interest described in clauses (a) or (b) above, such Claim or Interest shall be allowed only if (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject this Plan). Except as otherwise specified in this Plan or a Final Order of the Bankruptcy Court, the amount of an allowed Claim shall not include interest on such Claim from and after the Filing Date.

               Applicable Class 5A Allowance Factor: With respect to any given determination date under this Plan, for purposes of calculating the amount that should be payable to any Holder of Allowed Subsidiary General Unsecured Claims from the Unsecured Settlement Distribution, the factor set forth on the attached
Schedule III that corresponds to the Maximum Allowable Amount of General Unsecured Claims as of such determination date. For illustration purposes only, if the Maximum Allowable Amount of General Unsecured Claims is $425,000,000, the Applicable Class 5A Allowance Factor would be .1200000. If and to the extent that Disputed Claims are disallowed or expunged from time to time, the Class 5A Allowance Factor will increase, as set forth on the attached Schedule III.

               Applicable Class 5B Allowance Factor: With respect to any given determination date under this Plan, for purposes of calculating the amount that should be payable to any Holder of Allowed LCE General Unsecured Claims from the Unsecured Settlement Distribution, the factor set forth on the attached Schedule III that corresponds to the Maximum Allowable Amount of General Unsecured Claims as of such determination date. For illustration purposes only, if the Maximum Allowable Amount of General Unsecured Claims is $425,000,000, the Applicable Class 5B Allowance Factor would be .100000. If and to the extent that Disputed Claims are disallowed or expunged from time to time, the Class 5B Allowance Factor will increase, as set forth on the attached Schedule III.

               Ballot: The form distributed, together with the Disclosure Statement, to Holders of Claims in classes that are Impaired and entitled to vote on this Plan for the purpose of indicating acceptance or rejection of this Plan.

               Bankers Trust: Bankers Trust Company in its capacity as Agent and as Pre-Petition Lender.

               Bankruptcy Code: Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

               Bankruptcy Court: The United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over these Chapter 11 Cases.

               Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, each as amended from time to time, as applicable to the Chapter 11 Cases.

               Board: The board of directors of the Debtors or Reorganized Debtors, as applicable.

               Business Day: Any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

               By-Laws: The By-Laws of the Debtors (other than LCE) in effect as of the Filing Date.

               Canadian Debtors: Cineplex Odeon, and the other Entities listed on Schedule II, as Applicants in the CCAA Cases.

               Canadian DIP: The loans made by LCE to Cineplex Odeon pursuant to the Credit Agreement, dated February 28, 2001, as amended, between LCE as lender, Cineplex Odeon as borrower and Deutsche Bank, as agent.

               Canadian Plan: The Plan of Compromise and Arrangement to be proposed by the Canadian Debtors in the CCAA Cases.

               Cash: United States currency, a certified check, a cashier's check or a wire transfer of good funds from any source, or a check drawn on a domestic bank by the Debtors, the Reorganized Debtors or other Entity making any distribution under this Plan.

               Cause of Action: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertible directly or derivatively, in law, equity or otherwise.

               CCAA:  Canadian Companies' Creditors Arrangement Act.

               CCAA Cases: The cases of the Canadian Debtors under the CCAA.

               Chapter 11 Cases: The cases under Chapter 11 of the Bankruptcy Code filed by the Debtors that were commenced on the Filing Date, with case numbers 01-40346 through 01-40582.

               Cineplex Odeon: Cineplex Odeon Corporation, a corporation organized under the laws of Canada, and a wholly owned subsidiary of LCE.

               Claim: Any right to (a) payment from a Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

               Class: A class of Claims or Interests designated pursuant to this Plan.

               Class 5A Payment Amount: The product of the then Applicable Class 5A Allowance Factor multiplied by the amount of each Holder's Allowed Subsidiary General Unsecured Claim.

               Class 5B Payment Amount: The product of the then Applicable Class 5B Allowance Factor multiplied by the amount of each Holder's Allowed LCE General Unsecured Claim.

               Class 5 Claims Reserve: The Unsecured Settlement Distribution that shall be held in a segregated interest bearing account to be established by the Reorganized Debtors on the

Effective Date for the purpose of making distributions to holders of Allowed General Unsecured Claims pursuant to Section 11.4 of this Plan.

               Combination: The combination completed on May 14, 1998 of the Loews Theatres exhibition business of Sony Pictures Entertainment, Inc., a wholly owned subsidiary of Sony Corporation of America, and Cineplex Odeon.

               Confirmation Date: The date on which the Confirmation Order shall be entered on the docket maintained by the Clerk of the Bankruptcy Court with respect to the Chapter 11 Cases.

               Confirmation Hearing: The hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code regarding the confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code.

               Confirmation Order: The order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

               Convenience Claim: Any Unsecured Claim that is (i) Allowed for an amount of $500 or less or (ii) is Allowed in an amount greater than $500, but which is reduced to $500 by election of the Holder thereof pursuant to such Holder's Ballot. In no event shall any Convenience Claim exceed $500 for the purposes of allowance, treatment or distribution under this Plan.

               Creditor: Any Entity that is the Holder of a Claim against a Debtor that arose on or before the order for relief in these Chapter 11 Cases or a Claim against a Debtor's estate of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

               Creditors' Committee: The official committee of unsecured Creditors appointed in these Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on March 2, 2001, as the same may be constituted from time to time.

               Creditors' Committee Designee: Mr. William Kaye, or another representative to be appointed by the Creditors' Committee on or before the Effective Date to provide input and assistance to the Debtors or the Reorganized Debtors in analyzing, objecting to, compromising and settling Disputed Claims.

               Debtors: LCE and its subsidiaries listed on Schedule I, as debtors and debtors-in-possession in the Chapter 11 Cases.

               DIP Agent:  Bankers Trust, as agent for the DIP Lenders.

               DIP Facility Agreement: The Debtor-In-Possession Credit Agreement, as amended from time to time, and ancillary documents, dated as of February 15, 2001, among the Debtors, the DIP Agent and the DIP Lenders.

               DIP Lenders: The lenders under the DIP Facility Agreement.

               Disclosure Statement: The disclosure statement that relates to this Plan and that has been approved by the Bankruptcy Court as containing adequate information as required by section 1125 of the Bankruptcy Code.

               Disputed:  With respect to Claims, any Claim that is not Allowed.

               Effective Date: The date that is 11 days after the Confirmation Date, or, if such date is not a Business Day, the next succeeding Business Day, or such later date after the Confirmation Date as determined by the Debtors so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article Thirteen of this Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such later date as the Debtors may determine.

               Entity: Any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee, United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

               Exchange Act: The Securities Exchange Act of 1934, as amended.

               Filing Date: February 15, 2001, which was the date on which each of the Debtors filed a voluntary petition for relief commencing the Chapter 11 Cases.

               Final Decree: A final decree closing the Chapter 11 Cases as described in Bankruptcy Rule 3022.

               Final DIP Order: The final order of the Bankruptcy Court dated April 4, 2001, approving the DIP Facility Agreement.

               Final Order: An order, ruling or judgment of the Bankruptcy Court or any court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

               General Unsecured Claims: All LCE General Unsecured Claims and Subsidiary Unsecured Claims, including, without limitation, any and all Claims, including all environmental Claims, arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

               Holder:  Any Entity that holds a Claim or Interest.

               HSBC Bank: HSBC Bank USA, a New York bank and trust company, as Indenture Trustee.

               Impaired: Any Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

               Indenture: The Indenture, dated as of August 5, 1998, as amended, between LCE, as issuer and the Indenture Trustee pursuant to which the Pre-Petition Notes were issued.

               Indenture Trustee: HSBC Bank, as successor indenture trustee to Bankers Trust Company as indenture trustee under the Indenture, or its duly appointed successor (if any).

               Instrument: Any share of stock security, promissory note or other "Instrument" within the meaning of that term as defined in section 9-102(47) of the UCC.

               Intercompany Cineplex Odeon Claims: All Claims held by a Canadian Debtor against any of the Debtors.

               Intercompany Claims: All Intercompany LCE Claims, Intercompany Subsidiary Claims and Intercompany Cineplex Odeon Claims.

               Intercompany LCE Claims: All Claims (a) held by LCE against any Subsidiary Debtor or (b) held by any Subsidiary Debtor against LCE, including, without limitation, all Claims arising as a result of advances made (i) by LCE to any Subsidiary Debtor or (ii) by any Subsidiary Debtor to LCE, as the case may be.

               Intercompany Subsidiary Claims: All Claims held by a Subsidiary Debtor against another Subsidiary Debtor, including, without limitation, Claims arising as a result of advances made by a Subsidiary Debtor to another Subsidiary Debtor.

               Interests: All equity interests in a Debtor, including, but not limited to, shares of common stock and any rights, options, warrants, calls, subscriptions or other similar rights or agreements, commitments or outstanding securities obligating a Debtor to issue, transfer or sell any shares of capital stock of a Debtor.

               Investors: Oaktree Capital and Onex, which, in the aggregate, beneficially own at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims and $177,700,000 in Pre-Petition Note Claims, in each case, either directly or through one or more Affiliates.

               Investors Pre-Petition Credit Agreement Claims: All Pre-Petition Credit Agreement Claims held by the Investors.

               LCE: Loews Cineplex Entertainment Corporation, a Delaware corporation.

               LCE General Unsecured Claim: Any Claim (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against LCE, including, without limitation, all Pre-Petition Note Claims and any and all Claims, including environmental Claims, arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

               Market Rate: The rate of interest per annum (rounded upward, if necessary, to the nearest whole l/100 of 1%) equal to the yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the last auction of one-year United States Treasury bills settled at least fifteen (15) days prior to the Effective Date.

               Maximum Allowable Amount: With respect to any Disputed General Unsecured Claim, the least of the amounts (a) set forth in the proof(s) of claim filed by the Holder thereof, (b) determined by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction as the maximum fixed amount of such General Unsecured Claim or as the estimated amount of such General Unsecured Claim for allowance, distribution and reserve purposes, (c) in the case of a proof of claim filed in an unliquidated, undetermined or contingent amount, as determined by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction, or (d) as agreed upon, in writing, by the Debtors and the Holder of such Disputed Claim.

               Miscellaneous Secured Claim: Any Claim including any Claim secured by a valid mechanics lien on property of the Debtors' estates, other than a Pre-Petition Credit Agreement Claim or an Administrative Expense, that is a secured claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code.

               New Common Stock: The 100,000 shares of common stock of Reorganized LCE, par value $.0l per share, to be issued by Reorganized LCE on and after the Effective Date pursuant to this Plan.

               New Subsidiary Certificates of Incorporation: The new certificates or articles of incorporation or formation or an amendment to the current certificates or articles for each of the Reorganized Debtors other than Reorganized LCE.

               New Term Loan Agreement: The term loan agreement and ancillary documents between the Reorganized Debtors, the lenders thereto and Bankers Trust, as Agent, to be effective as of the Effective Date. A term sheet setting forth the material terms of the New Term Note Loan Agreement is attached as Exhibit A.

               New Term Notes: The new term notes in the approximate aggregate principal amount of $429,409,000 to be issued pursuant to the New Term Loan Agreement to the Holders of Allowed Pre-Petition Credit Agreement Claims pursuant to section 6.2 of this Plan.

               New Working Capital Credit Agreement: The working capital credit agreement and ancillary documents, dated as of the Effective Date, between the Reorganized Debtors, the lenders thereto and Bankers Trust, as Agent, containing the terms of the New Working Capital Facility. A term sheet setting forth the material terms of the New Working Capital Credit Agreement is attached as Exhibit B.

               New Working Capital Facility: The $100 million working capital credit facility provided to the Reorganized Debtors under the New Working Capital Credit Agreement.

               Oaktree Capital: Oaktree Capital Management, LLC and/or one or more of its Affiliates.

               Old LCE By-Laws: The By-Laws of LCE in effect as of the Filing Date.

               Old LCE Certificate of Incorporation: The certificate of incorporation of LCE in effect as of the Filing Date.

               Old LCE Common Stock: The common stock of LCE, par value $.0l per share, issued and outstanding as of the Filing Date.

               Old LCE Common Stock Interest: Any Interest evidenced by Old LCE Common Stock or any Claim, if any, relating to Old LCE Common Stock that is subordinated under section 510(b) of the Bankruptcy Code and any other Interest other than Subsidiary Common Stock Interests.

               Onex: Onex Corporation, a corporation organized under the laws of Canada and/or one or more of its Affiliates.

               PBGC: The Pension Benefit Guaranty Corporation.

               PBGC Claims: Any and all Claims of the PBGC.

               Plan: This chapter 11 plan of reorganization of the Debtors, together with all exhibits hereto, as the same may be amended and modified from time to time in accordance with section 1127 of the Bankruptcy Code.

               Pre-Petition Credit Agreement: The Senior Revolving Credit Agreement, dated as of May 14, 1998, as amended, modified or supplemented from time to time, between LCE, the Pre-Petition Lenders and Bankers Trust, as a lender and Agent for the Pre-Petition Lenders.

               Pre-Petition Credit Agreement Claims: Any and all Claims in respect of, or in connection with, all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under, and subject to the terms and provisions of, the Pre-Petition Credit Agreement and all other Loan Documents (as defined in the Pre-Petition Credit Agreement), including, without limitation, any and all interest, costs, attorneys' fees and other expenses owed by the Debtors or for which the Debtors may be liable in connection therewith. In addition, pursuant to paragraph 6 of the DIP Final Order the DIP Lenders and the DIP Agent have agreed that for purposes of this Plan, the DIP Repayment Loan (as defined in the DIP Final Order) will be treated as secured pre-petition Claims. As a result, any and all Claims in respect of the DIP Repayment Loan shall be considered for all purposes of this Plan to be Pre-Petition Credit Agreement Claims and shall not be considered Administrative Expenses.

               Pre-Petition Lenders: The lenders under the Pre-Petition Credit Agreement.

               Pre-Petition Note Claims: Any and all Claims of the Indenture Trustee and Holders of Pre-Petition Notes arising under the Indenture or the transaction, agreements or Instruments upon which the Pre-Petition Notes are based.

               Pre-Petition Notes: The 8-7/8% Senior Subordinated Notes due 2008 issued by LCE pursuant to the Indenture.

               Priority Claim: Any Claim, other than a Priority Tax Claim or an Administrative Expense, which is entitled to priority of payment under section 507(a) of the Bankruptcy Code.

               Priority Tax Claim: Any Claim which is entitled to priority of payment under section 507(a)(8) of the Bankruptcy Code.

               Pro Rata Share: A proportionate share, so that the ratio of the amount of property distributed on account of an Allowed Claim or Allowed Interest, as the case may be, in a class is the same as the ratio such Claim or Interest bears to the total amount of all Claims or Interests (including Disputed Claims or Disputed Interests until disallowed) in such class.

               Related Documents: This Plan and all documents necessary to consummate the transactions contemplated by this Plan.

               Reorganized Debtors: The Debtors from and after the effectiveness of this Plan on the Effective Date.

               Reorganized LCE: LCE from and after the effectiveness of this Plan on the Effective Date.

               Reorganized LCE By-Laws: The By-Laws of Reorganized LCE substantially in the form attached as Exhibit C.

               Reorganized LCE Certificate of Incorporation: The certificate of incorporation of Reorganized LCE, as amended and restated pursuant to this Plan substantially in the form attached as Exhibit D.

               Schedules: The schedule of assets and liabilities filed by the Debtors with the Bankruptcy Court on June 29, 200l in accordance with section 521(1) of the Bankruptcy Code, and any supplements and amendments thereto.

               Senior Executive Employment Agreements: The Senior Executive Employment Agreements, between Reorganized LCE and Lawrence J. Ruisi and Travis Reid. Term Sheets setting forth the material terms of the Senior Executive Employment Agreements are attached as Exhibit E.

               Subsidiary Common Stock: Collectively, all common stock of the Debtors (other than LCE) issued and outstanding as of the Filing Date.

               Subsidiary Common Stock Interest: Any Interest evidenced by Subsidiary Common Stock.

               Subsidiary Debtors: All of the Debtors other than LCE.

               Subsidiary General Unsecured Claim: Any Claim (other than a Convenience Claim, a Pre-Petition Credit Agreement Claim, a Miscellaneous Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Expense Claim, a PBGC Claim, an Intercompany Claim, or any Claim subordinated under section 510(b) of the Bankruptcy Code) against any Debtor other than LCE, including, without limitation, any and all Claims, including environmental Claims, arising from or related to properties that were owned, leased or operated by the Debtors in Cicero, Illinois.

               UCC: The Uniform Commercial Code in effect in the State of New York as of the date hereof, as applicable.

               Unimpaired: Any Class of Claims or Interests that is not Impaired.

               Unsecured Settlement Distribution: $45,000,000 in Cash.

               Voting Deadline: The date established in the order of the Bankruptcy Court approving the Disclosure Statement as the deadline by which votes to accept or reject this Plan must be received.

                                   ARTICLE II

                      TREATMENT OF ADMINISTRATIVE EXPENSES

               2.1. Administrative Expenses. Each Allowed Administrative Expense shall be paid in full in Cash on the later of (i) the Effective Date, (ii) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense and (iii) the date on which the Debtors and the Holder of such Allowed Administrative Expense otherwise agree; provided, however, that Allowed Administrative Expenses representing (a) obligations incurred under the DIP Facility Agreement shall be paid in full in Cash on the Effective Date, and (b) obligations incurred in the ordinary course of business consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Expenses incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including, without limitation, claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

               2.2. Full Settlement. The distributions provided for in Section
2.1 are in full settlement, release and discharge of all Administrative
Expenses.

                                   ARTICLE III

                        TREATMENT OF PRIORITY TAX CLAIMS

               3.1. Priority Tax Claims. With respect to each Allowed Priority Tax Claim, at the sole option of the Debtors, the Holder of an Allowed Priority Tax Claim shall be entitled to receive from the Reorganized Debtors on account of such Claim:

               (a) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate; or

               (b) Such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as the case may be.

               3.2. Full Settlement. The distributions provided for in Section
3.1 are in full settlement, release and discharge of all Priority Tax Claims.

                                   ARTICLE IV

                     CLASSIFICATION OF CLAIMS AND INTERESTS

               4.1. Designation of classes pursuant to sections 1122 and 1123(a)(l) of the Bankruptcy Code. Set forth below is a designation of classes of Claims and Interests. Administrative Expenses and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code (set forth in Articles II and III above) have not been classified and are excluded from the following classes in accordance with section 1123(a)(l) of the Bankruptcy Code.

               4.2. Claims.

                    Class 1.  Class 1 consists of all Priority Claims.

                    Class 2. Class 2 consists of the Pre-Petition Credit Agreement Claims.

                    Class 3.  Class 3 consists of all Miscellaneous Secured
Claims.

                    Class 4.  Class 4 consists of all PBGC Claims.

                    Class 5A. Class 5A consists of all Subsidiary General Unsecured Claims.

                    Class 5B. Class 5B consists of all LCE General Unsecured Claims.

                    Class 6.  Class 6 consists of all Convenience Claims.

                    Class 7A.  Class 7A consists of all Intercompany LCE Claims.

                    Class 7B. Class 7B consists of all Intercompany Subsidiary Claims.

                    Class 7C. Class 7C consists of all Intercompany Cineplex Odeon Claims.

               4.3. Interests.

                    Class 8. Class 8 consists of all Old LCE Common Stock Interests.

                    Class 9. Class 9 consists of all Subsidiary Common Stock Interests.


                                    ARTICLE V

                     IDENTIFICATION OF CLASSES OF CLAIMS AND
                INTERESTS IMPAIRED AND NOT IMPAIRED BY THIS PLAN

               5.1. Classes of Claims and Interests Impaired by this Plan and Entitled to Vote. Pre-Petition Credit Agreement Claims (Class 2), Subsidiary General Unsecured Claims (Class 5A) and LCE General Unsecured Claims (Class 5B) are Impaired by this Plan and the Holders of Allowed Claims and Interests in such Classes are entitled to vote to accept or reject this Plan.

               5.2. Classes of Claims Not Impaired by this Plan and Conclusively Presumed to Accept this Plan. Priority Claims (Class l), Miscellaneous Secured Claims (Class 3), PBGC Claims (Class 4), Convenience Claims (Class 6), and Subsidiary Common Stock Interests (Class 9) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the

Holders of such Claims and Interests are conclusively presumed to accept this Plan, and the acceptances of such Holders will not be solicited.

               5.3. Classes of Claims and Interests Impaired by this Plan and Deemed Not to Have Accepted this Plan. Intercompany LCE Claims (Class 7A), Intercompany Subsidiary Claims (Class 7B), Intercompany Cineplex Odeon Claims (Class 7C) and Old LCE Common Stock Interests (Class 8) are Impaired by this Plan and do not receive or retain any property under this Plan. As co-proponents of this Plan, the Holders of Intercompany LCE Claims and Intercompany Subsidiary Claims support this Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of Intercompany Cineplex Odeon Claims and Old LCE Common Stock Interests are deemed not to have accepted this Plan, and the acceptance of such Holders will not be solicited.

                                   ARTICLE VI

                        TREATMENT OF CLAIMS AND INTERESTS

               6.1.   Priority Claims (Class 1).

               (a) Treatment. On the latest of (a) the Effective Date, (b) the date on which such Priority Claim becomes an Allowed Priority Claim, or (c) the date on which the Debtors and the Holder of such Allowed Priority Claim otherwise agree, each Holder of an Allowed Priority Claim shall be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; provided, however, Allowed Priority Claims representing obligations incurred in the ordinary course shall be paid in full or performed by the Reorganized Debtors in the ordinary course of business, consistent with past practice.

               (b) Full Settlement. The distributions provided in this Section
6.1 are in full settlement, release and discharge of each Holder's Priority
Claim.

Class 1 is not Impaired.

               6.2. Pre-Petition Credit Agreement Claims (Class 2).

               (a) Treatment. The Pre-Petition Credit Agreement Claims are Allowed in the aggregate amount of $742,086,538. All adequate assurance payments received by the Holders of Pre-Petition Credit Agreement Claims during the Chapter 11 Cases pursuant to paragraph 10(iii) of the Final DIP Order or otherwise shall be retained by such Holder and deemed interest payments and not reduction of principal. In addition, subject to Section 6.2(b) of this Plan, on the Effective Date, each Holder of an Allowed Pre-Petition Credit Agreement Claim shall receive its Pro Rata Share of (i) 100% of the New Term Notes and
(ii) 100% of the New Common Stock.

               (b) Settlement. The Investors hold in the aggregate at least $300 million principal amount of Pre-Petition Credit Agreement Claims. Pursuant to
Section 6.2(a) of this Plan, the Investors would receive in respect of the Pre-Petition Credit Agreement Claims held by them, in the aggregate, their Pro Rata Share of the New Term Notes and the New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims. Absent the settlement described herein, the Holders of General Unsecured Claims would have received a portion of the New Common Stock. The Creditors' Committee, however, has raised certain issues regarding the validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims and the allowance of the Pre-Petition Credit Agreement Claims and the prosecution of potential Causes of Action against the Pre-Petition Lenders. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including, the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, pursuant to Section 9.13 of this Plan, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, the Investors have committed to pay to LCE, on the Effective Date, up to $45 million for LCE to fund the Unsecured Settlement Distribution, which shall be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock that would have been otherwise distributable to the Holders of General Unsecured Claims. The Investors, in consideration for such actions, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, shall receive that portion of the New Common Stock that would have been otherwise distributed to the Holders of General Unsecured Claims and all the New Common Stock that would have been distributed to the other Holders of Pre-Petition Credit Agreement Claims (such distributions to the Investors are in lieu of the New Term Notes the Investors would have otherwise received on account of $300 million aggregate principal amount of the Investor Pre-Petition Credit Agreement Claims and such New Term Notes will be distributed to the other Holders of Pre-Petition Credit Agreement Claims) such that (i) on the Effective Date, the Investors shall receive 100% of the New Common Stock and (ii) each Holder of a Pre-Petition Credit Agreement Claim (including the Investors in respect of the Investor Pre-Petition Credit Agreement Claims in excess of $300 million aggregate principal amount) shall, on the Effective Date, receive its pro rata share of 100% of the New Term Notes based on the ratio of such Pre-Petition Credit Agreement Claim to all Pre-Petition Credit Agreement Claims (other than $300 million aggregate principal amount of the Investor Pre-Petition Credit Agreement Claims). Pursuant to Section 9.13 of this Plan, this section and the other related provisions of this Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could have been brought by a Holder of a General Unsecured Claim, the Debtors or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a General Unsecured Claim, the Debtor or any other party in interest against a Holder of a Pre-Petition Credit Agreement Claim.

               (c) Full Settlement. The distributions provided for in this
Section 6.2 are in full settlement, release and discharge of each Holder's Pre-Petition Credit Agreement Claim and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such Pre-Petition Credit Agreement Claim is based.

Class 2 is Impaired.

               6.3. Miscellaneous Secured Claims (Class 3).

               (a) Treatment. On the latest of (i) the Effective Date, (ii) the date on which such Miscellaneous Secured Claim becomes an Allowed Claim, and
(iii) the date on which the Debtors and the Holder of such Allowed Miscellaneous Secured Claim otherwise agree, at the election of the Debtors prior to the Effective Date, each Holder of an Allowed Miscellaneous Secured Claim shall be entitled to receive on account of such Holder's Allowed Miscellaneous Secured Claim one of the following treatments: (A) the legal, equitable and contractual rights to which such Allowed Miscellaneous Secured Claim entitles such Holder shall remain unaltered, (B) such Holder's Allowed Miscellaneous Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2)of the Bankruptcy Code, or (C) such other treatment as mutually agreed to by the Debtors and such Holder.

               (b) Full Settlement. The distributions provided in this Section
6.3 are in full settlement, release and discharge of each Holder's Miscellaneous Secured Claim.

Class 3 is not Impaired.

               6.4. PBGC Claims (Class 4).

               (a) Treatment. On the Effective Date, the Holder of the Allowed PBGC Claims shall be entitled to receive on account of such Holder's Allowed PBGC Claim one of the following treatments: (A) the legal, equitable and contractual rights to which such Allowed PBGC Claim entitles such Holder shall remain unaltered, (B) such Holder's Allowed PBGC Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (C) such other treatment as mutually agreed to by the Debtors and such Holder.

               (b) Full Settlement. The distributions provided in this Section
6.4 are in full settlement, release and discharge of the PBGC Claims and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which the PBGC Claim is based.

Class 4 is not Impaired.

               6.5. Unsecured Claims.

               6.5.1  Subsidiary General Unsecured Claims (Class 5A)

               (a) Treatment. In accordance with the settlement and compromise described in Section 9.13 of this Plan, as soon as practicable following the earlier of (i) the four-month anniversary of the Effective Date and (ii) the date on which all Disputed General Unsecured

Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed Subsidiary General Unsecured Claim shall receive from the Unsecured Settlement Distribution, on account of such Allowed Subsidiary General Unsecured Claims, Cash in an amount equal to such Holder's Class 5A Payment Amount in accordance with Sections 11.5 and 11.6 of this Plan.

               (b) Full Settlement. The distributions provided in this Section
6.5.1 are in full settlement, release and discharge of each Holder's Subsidiary General Unsecured Claim and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such Subsidiary General Unsecured Claim is based.

Class 5A is Impaired.

               6.5.2  LCE General Unsecured Claims (Class 5B)

               (a) Treatment. In accordance with the settlement and compromise described in Section 9.13 of this Plan as soon as practicable following the earlier of (i) the four-month anniversary of the Effective Date and (ii) the date on which all Disputed General Unsecured Claims have been resolved by a Final Order of the Bankruptcy Court, each Holder of an Allowed LCE General Unsecured Claim shall receive from the Unsecured Settlement Distribution, on account of such Allowed LCE General Unsecured Claim, Cash in an amount equal to such Holder's Class 5B Payment Amount in accordance with Sections 11.5 and 11.6 of this Plan.

               (b) Full Settlement. The distributions provided in accordance with this Section 6.5.2 are and shall be in full settlement, release and discharge of each Holder's LCE General Unsecured Claim and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such LCE General Unsecured Claim is based.

               (c) Indenture Trustee's Fees and Expenses. Upon approval by the Bankruptcy Court of an application by the Indenture Trustee, the reasonable fees and expenses incurred by the Indenture Trustee (which includes the reasonable fees and expenses of any professionals retained by the Indenture Trustee) through the Effective Date shall be paid in full in Cash as soon as practicable after the Effective Date.

Class 5B is Impaired.

               6.6. Convenience Claim (Class 6).

               (a) Treatment. As soon as practicable following the Effective Date, each Holder of an Allowed Convenience Claim shall receive Cash in an amount sufficient to render such Allowed Convenience Claim (as reduced by election of the Holder of such Claim) Unimpaired under section 1124 of the Bankruptcy Code.

               (b) Full Settlement. The distributions provided in this Section
6.6 are in full settlement, release and discharge of each Holder's Convenience Claim and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such Convenience Claim is based.

Class 6 is not Impaired.

               6.7. Intercompany Claims.

               6.7.1 Intercompany LCE Claims (Class 7A). On the Effective Date, all Intercompany LCE Claims will be extinguished and no distributions will be made in respect of such Intercompany LCE Claims.

Class 7A is Impaired.

               6.7.2 Intercompany Subsidiary Claims (Class 7B). On the Effective Date, all Intercompany Subsidiary Claims will be extinguished and no distributions will be made in respect of such Intercompany Subsidiary Claims.

Class 7B is Impaired.

               6.7.3 Intercompany Cineplex Odeon Claims (Class 7C). On the Effective Date, all Intercompany Cineplex Odeon Claims will be extinguished and no distributions will be made in respect of such Intercompany Cineplex Odeon Claims.

Class 7C is Impaired.

               6.8. Old LCE Common Stock Interests (Class 8). On the Effective Date, all Old LCE Common Stock Interests will be extinguished and no distributions will be made in respect of such Old LCE Common Stock Interests.

Class 8 is Impaired.

               6.9. Subsidiary Common Stock Interests (Class 9).

               (a) Treatment. On the Effective Date, each Holder of a Subsidiary Common Stock Interest shall retain such Interest and its respective share or shares of common stock of the Debtors representing such Interest.

               (b) Full Settlement. The distributions provided in this Section
6.9 are in full settlement, release and discharge of each Holder's Subsidiary Common Stock Interest and any Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such Subsidiary Common Stock Interest is based.

Class 9 is not Impaired.

                                   ARTICLE VII

                       ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF
                              REJECTION BY ONE OR MORE IMPAIRED
                              CLASSES OF CLAIMS OR INTERESTS

               7.1. Impaired Classes of Claims Entitled to Vote. Pre-Petition Credit Agreement Claims (Class 2), Subsidiary General Unsecured Claims (Class
5A) and LCE General Unsecured Claims (Class 5B) are Impaired and the Holders of Allowed Claims in such Classes are entitled to vote to accept or reject this Plan.

               7.2. Acceptance by an Impaired Class of Creditors. Consistent with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject this Plan.

               7.3. Classes of Claims and Interests Not Impaired by this Plan and Conclusively Presumed to Accept this Plan. Priority Claims (Class l), Miscellaneous Secured Claims (Class 3), PBGC claims (Class 4), Convenience Claims (Class 6), and Subsidiary Common Stock Interests (Class 9) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of such Claims and Interests are conclusively presumed to accept this Plan, and the acceptances of such Holders will not be solicited.

               7.4. Classes of Claims and Interests Deemed Not to Have Accepted this Plan. Intercompany LCE Claims (Class 7A), Intercompany Subsidiary Claims (Class 7B), Intercompany Cineplex Odeon Claims (Class 7C) and Old LCE Common Stock Interests (Class 8) are Impaired by this Plan and do not receive or retain any property under this Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of such Intercompany Claims and Old LCE Common Stock Interests are deemed not to have accepted this Plan, and the acceptance of such Holders will not be solicited. The Holders of Intercompany LCE Claims and Intercompany Subsidiary Claims, as co-proponents of the Plan, support this Plan.

               7.5. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. With respect to Class 8 and any Impaired Class, including, without limitation, Class 5B, that does not accept this Plan, the Debtors intend to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code.

                                  ARTICLE VIII

                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS

               8.1. Assumption and Rejection of Executory Contracts and Unexpired Leases. The Debtors and Reorganized Debtors shall have until the two-month anniversary of the Effective Date to assume or reject executory contracts and unexpired leases that have not been previously assumed or rejected. Each executory contract or unexpired lease that has not been expressly assumed or rejected with approval by order of the Bankruptcy Court on or prior to the two-month anniversary of the Effective Date shall, as of such date, be deemed to have been assumed by the Debtors unless (i) there is then pending before the Bankruptcy Court a motion to reject such unexpired lease or executory contract or (ii) the Bankruptcy Court has entered an order extending such period. The Disclosure Settlement and this Plan shall constitute due and sufficient notice of the intention of the Debtors and all Reorganized Debtors to assume all executory contracts and unexpired leases that are not otherwise rejected.

               8.2. Bar Date for Rejection Damages. Unless otherwise provided by an order of the Bankruptcy Court entered prior to the Confirmation Date, a proof of claim with respect to any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Bankruptcy Court must be filed with the Bankruptcy Court within (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection. Any Entity that fails to file a proof of claim with respect to its Claim arising from such a rejection within the period set forth above shall be forever barred from asserting a Claim against the Debtors, Reorganized Debtors or the property or interests in property of the Debtors or Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be classified as either a Subsidiary General Unsecured Claim (Class 5A) or LCE General Unsecured Claim (Class 5B) under this Plan, as appropriate.

               8.3. Consent to Mortgage Security Interest, or Other Lien Upon Unexpired Leases of Real Property. In accordance with the terms of the New Term Loan Agreement and the New Working Capital Credit Agreement, the Debtors intend to grant (and have perfected) a security interest, mortgage, or other lien upon substantially all of the Reorganized Debtors' real property interests, including its interest in its real property leases assumed or to be assumed in accordance with Section 8.1 of this Plan. Any party to any unexpired lease that has not been rejected who believes that such unexpired lease prohibits such an encumbrance must file a written objection to such encumbrance within ten (10) days prior to the Confirmation Hearing. Any party to such a lease that fails to file a written objection to such proposed encumbrance shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest, mortgage, or other lien in such lease and (b) the recording or other act to perfect such security interest, mortgage, or other lien or thereafter be forever prohibited and barred from objecting to such encumbrance, and neither the grant by the Debtors or Reorganized Debtors of a security interest, mortgage, or other lien in any unexpired lease or executory contract nor the recording or other act required for the perfection thereof, shall constitute a breach or other default under such lease, executory contract or other applicable law.

                                   ARTICLE IX

                           IMPLEMENTATION OF THIS PLAN

               9.1. Vesting of Property. Except as otherwise provided in this Plan, on the Effective Date, title to all property of the Debtors' estates shall pass to and vest in the applicable Reorganized Debtors, free and clear of all Claims, Interests, liens, security interests, charges and other encumbrances. Confirmation of this Plan (subject to the occurrence of the Effective Date) shall be binding, and the Debtors' debts shall, without in any way limiting
Section 12.1 of this Plan, be discharged, as provided in section 1141 of the Bankruptcy Code.

               9.2. Transactions on Business Days. If the Effective Date or any other date on which a transaction may occur under this Plan shall occur on a day that is not a Business Day, the transactions contemplated by this Plan to occur on such day shall instead occur on the next succeeding Business Day.

               9.3. Corporate Action for Reorganized Debtors. On the Effective Date or as soon as practicable thereafter, LCE shall be incorporated in the State of Delaware as Reorganized LCE. On the Effective Date or as soon thereafter as is practicable, Reorganized LCE shall file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Reorganized LCE Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized LCE. On the Effective Date, the Reorganized LCE By-Laws shall become the By-Laws of Reorganized LCE. On the Effective Date, the By-Laws shall become the By-Laws of the Reorganized Debtors (other than Reorganized LCE). On the Effective Date or as soon as practicable thereafter, each of the Reorganized Debtors (other than Reorganized LCE) shall file with the secretary of State of their respective state of incorporation New Subsidiary Certificates of Incorporation; provided, however, as soon as practicable following the Effective Date, Reorganized LCE shall be authorized to take all necessary corporate action to dissolve the corporations listed on Exhibit F attached hereto.

               9.4. Implementation. Pursuant to the Confirmation Order and upon confirmation of this Plan, the Debtors and the Reorganized Debtors shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein. The Debtors or the Reorganized Debtors, as the case may be, are hereby authorized and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in this Plan, including, without limitation, the New Working Capital Credit Agreement, the New Term Loan Agreement and the Senior Executive Employment Agreements without the need for any additional approvals, authorizations and consents.

               9.5. Issuance of New Securities. The issuance and distribution of the New Common Stock by Reorganized LCE is hereby authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise.

               9.6. Cancellation of Existing Securities and Agreements. On the Effective Date, the Pre-Petition Notes, the Old LCE Common Stock, and any Old LCE Common Stock Interests, as well as any and all shareholder agreements relating to the Old LCE Common Stock, shall be canceled. On the Effective Date, the Indenture shall, except as provided in this Plan, be deemed canceled, terminated and of no further force or effect; provided, however, that the Indenture shall continue in effect for the purposes of (i) allowing the Indenture Trustee to make any distributions on account of Pre-Petition Notes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustee to maintain any rights or liens for fees, costs, and expenses under the Indenture. Notwithstanding the foregoing, such cancellation of the Indenture also shall not impair the rights of Holders of the Pre-Petition Notes to receive distributions on account of such Pre-Petition Notes pursuant to this Plan. The Pre-Petition Notes shall not be canceled other than pursuant to this Plan; provided, however, that until such cancellation, such Pre-Petition Notes shall solely serve as evidence of entitlement of the Holder thereof to receive distributions pursuant to this Plan and shall not otherwise be obligations of the Debtors or the Reorganized Debtors.

               9.7. Board of Directors of Reorganized LCE. On the Effective Date, the operation of Reorganized LCE shall become the general responsibility of the Board of Reorganized LCE, subject to, and in accordance with, the Reorganized LCE Certificate of Incorporation and the Reorganized LCE By-Laws. The Reorganized LCE Certificate of Incorporation will provide for, among other things, a Board, consisting of 11 members, and one member of the Board of Reorganized LCE shall include the Chief Executive Officer of Reorganized LCE. The initial board of Reorganized LCE shall consist of the individuals identified on Exhibit G to this Plan. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. The directors of each Debtor other than LCE as of the date of entry the Confirmation Order shall be the directors of such Reorganized Debtor as of the Effective Date. The officers of each Debtor as of the date of the entry of the Confirmation Order shall be the officers of such Reorganized Debtor as of the Effective Date. Those directors of the Debtors not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

               9.8. Employee Benefit Plans. Subject to the occurrence of the Effective Date and Section 9.12 of this Plan, any and all employee benefit plans, policies, and programs of the Debtors, and the Debtors' obligations thereunder, shall survive confirmation of this Plan, remain unaffected thereby, and not be discharged, except to the extent such plans, policies and programs held Old LCE Common Stock Interests (which Interests would be canceled as set forth in Section 6.8 of this Plan). All such employee benefit plans, policies, and programs shall include, without limitation all savings plans, retirement pension plans, health care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans (to the extent not executory contracts assumed under this Plan), but shall exclude all employee equity, or equity-based incentive plans.

               9.9. Survival of Indemnification and Contribution Obligations. Notwithstanding anything to the contrary contained in this Plan, the obligations of the Debtors to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Confirmation Date, pursuant to the Old LCE Certificate of Incorporation, Old LCE By-Laws, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of this Plan but shall survive unaffected by the reorganization contemplated by this Plan.

               9.10. Substantive Consolidation. (a) This Plan contemplates and is predicated upon entry of the Confirmation Order effecting the substantive consolidation of the Chapter 11 Cases of the Subsidiary Debtors, and expressly excluding the Chapter 11 Case of LCE, into a single Chapter 11 Case solely for the purposes of all actions associated with confirmation and consummation of this Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Bankruptcy Court, but subject to the occurrence of the Effective
Date: (i) all Intercompany Subsidiary Claims shall be eliminated and extinguished; (ii) solely for the purposes of this Plan and the distributions and transactions contemplated hereby, all assets and liabilities of the Subsidiary Debtors shall be treated as though they were merged; (iii) all pre-petition cross-corporate guarantees of the Subsidiary Debtors shall be eliminated; (iv) any obligation of any Subsidiary Debtor and all guarantees thereof executed by one or more of the Subsidiary Debtors shall be deemed to be one obligation of the consolidated Subsidiary Debtors; (v) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Subsidiary Debtors; (vi) each and every Claim filed in the individual Chapter 11 Case of any of the Subsidiary Debtors shall be deemed filed against the consolidated Subsidiary Debtors in the consolidated Chapter 11 Case of the Subsidiary Debtors and shall be deemed a single obligation of all of the Subsidiary Debtors under this Plan on and after the Confirmation Date; (vii) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Subsidiary Debtors will be automatically expunged so that only one Claim survives against the consolidated Subsidiary Debtors but in no way shall such claim be deemed Allowed by reason of this Section 9.10; and (viii) the consolidated Subsidiary Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Subsidiary Debtor may be offset against claims against such Subsidiary Debtor or another Subsidiary Debtor. On the Confirmation Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Subsidiary Debtors, all Claims based upon guarantees of collection, payment or performance made by the Subsidiary Debtors as to the obligations of another Subsidiary Debtor or of any other Person shall be discharged, released and of no further force and effect; provided, however, that nothing herein shall affect the obligations of each of the Subsidiary Debtors under this Plan. Notwithstanding the provisions of this paragraph, each of the Subsidiary Debtors shall, as Reorganized Subsidiary Debtors, continue to exist after the Effective Date as separate legal entities.

               (b) Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under this Plan, the provisions of Section 9.10(a) shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could be brought by a Holder of a Claim or Interest asserting that such Claim or Interest would have received more favorable treatment had substantive consolidation not been effected. This compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. This Plan shall be approved by the Bankruptcy Court as a settlement of all such Causes of Action and disputes. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a Claim or Interest with respect to the matters described in this Section 9.10.

               9.11. Retention and Enforcement of Causes of Action. Pursuant to
section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain and shall have the exclusive right, in their discretion, to enforce against any Entity any and all Causes of Action of the Debtors, including, without limitation, all Causes of Action arising out of or relating to the Combination and all Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code, other than those released or compromised as part of, or under, this Plan.

               9.12. Senior Executive Employment Agreements; Certain Other Employees

               (a) The Senior Executive Employment Agreements shall be effective as of the Effective Date and such Senior Executive Employment Agreements shall supercede, govern and satisfy all agreements between the Debtors and Lawrence Ruisi and Travis Reid in effect prior to the Effective Date.

               (b) With respect to all Level One and Level Two contract employees under the Retention and Severance Plan, other than Lawrence Ruisi and Travis Reid, the terms of employment set forth on the attached Exhibit H shall become effective as of the Effective Date and shall supercede, govern and satisfy all agreements between the Debtors and such Level One and Level Two contract employees in effect prior to the Effective Date.

               9.13. Rule 9019 Settlement and Compromise of Alleged Causes of Action with Respect to Pre-Petition Credit Agreement Claims and the Intercreditor Disputes.

               (a) The Creditors' Committee has raised certain issues regarding the validity of the security interests granted in connection with the Pre-Petition Credit Agreement Claims, and allowance of the Pre-Petition Credit Agreement Claims and potential Causes of Action against the Pre-Petition Lenders. The Investors hold in the aggregate at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims. Pursuant to section 6.2(a) of this Plan, absent the provisions of Section 6.2(b), the Investors would receive their Pro Rata Share of the New Term Notes and the New Common Stock with the other Holders of Pre-Petition Credit Agreement Claims less the New Common Stock distributable to the Holders of General Unsecured Claims. The Debtors and the Holders of Pre-Petition Credit Agreement Claims (including the Investors) do not believe that there is merit to such issues or alleged Causes of Action. However, the Investors, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of Action, shall fund up to $45 million for the Unsecured Settlement Distribution which will be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common Stock, and the Investors and other Holders of Pre-Petition Credit Agreement Claims will receive the distributions provided in Section 6.2(b) of this Plan. The provisions of this Plan shall constitute a good faith compromise and settlement of all Causes of Action or disputes that could have been brought by any Holder of a General Unsecured Claim, the Debtors or any other party in interest, against any Holder of a Pre-Petition Credit Agreement Claim. In addition, this Plan shall be approved by the Bankruptcy Court as a settlement of all causes of Action and disputes between the Holders of General Unsecured Claims, the Debtors and Holders of Pre-Petition Credit Agreement Claims. Pursuant to Section 6.2, as consideration for making funding the Unsecured Settlement Distribution, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors Pre-Petition Credit Agreement Claims, the Investors shall receive 100% of the New Common Stock. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a General Unsecured Claim, the Debtors or other party in interest against a Holder of a Pre-Petition Credit Agreement Claim.

               (b) In connection with the formulation of this Plan: (i) certain members of the Creditors' Committee argued, among other things, that LCE should not be substantively consolidated with the Subsidiary Debtors for any purpose, that LCE General Unsecured Claims are structurally subordinated to Subsidiary General Unsecured Claims and that the Holders of LCE General Unsecured Claims should not share in distributions on a pro rata basis with Holders of Subsidiary General Unsecured Claims; (ii) Holders of LCE General Unsecured Claims disputed these assertions and asserted, among other things, that LCE holds valid positive aggregate Intercompany LCE Claims against the Subsidiary Debtors and would be entitled to distributions on account of such Claims in the absence of substantive consolidation of LCE and the Subsidiary Debtors, and the Holders of Subsidiary General Unsecured Claims dispute this assertion; and (iii) the Debtors, believing that these issues are primarily intercreditor disputes between the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims and should be resolved between those Holders, did not take a position as to them. In order to facilitate a consensual plan and to compromise and settle these intercreditor disputes, the Debtors, the Creditors' Committee, Merrill Lynch, Pierce, Fenner & Smith Inc. and the Investors have agreed to a compromise and settlement of all such intercreditor issues by not substantively consolidating LCE with any or all of the Subsidiary Debtors and providing the Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims with the distributions provided pursuant to Sections 6.5.1 and 6.5.2 of the Plan. Such distributions and the provisions of this Plan shall constitute a good faith compromise and settlement of the intercreditor disputes described above. In addition, this Plan shall be approved by the Bankruptcy Court as a settlement of all Causes of Action and disputes between the Holders of LCE General Unsecured

Claims and Holders of Subsidiary General Unsecured Claims. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any Causes of Action by any Holder of an LCE General Unsecured Claim or a Subsidiary General Unsecured Claim, or other party in interest with respect to the intercreditor disputes.

               9.14. Funding of the Unsecured Settlement Distribution. Upon Confirmation of the Plan, and subject to the Effective Date, the Investors shall pay to LCE up to $45 million, but in no event less than $25 million, in connection with their commitment to fund the settlement described in Section
9.13 of this Plan. In connection therewith, the Debtors may fund a portion of the Unsecured Settlement Distribution in an amount not to exceed the lesser of
(x) $20 million and (y) the difference between (1) $50 million and (2) the sum of (a) the aggregate amount of borrowings outstanding under the DIP Facility Agreement on the Effective Date, (b) all unpaid professional fees, in each case whether incurred or to be incurred before, on or after the Effective Date (provided that the fees payable under the New Term Loan Agreement shall be excluded from this amount), (c) all incurred but unpaid capital expenditures related to Designated Projects (as defined in the DIP Facility Agreement) (provided that amounts due with respect to the West 34th Street project shall be excluded to the extent the Debtors can realize proceeds from certain asset sales that are pending, and such proceeds are applied to repay the West 34th Street loan), and (d) normal working capital levels, as agreed between the Agent and the Debtors; provided that in no event shall the Investors be required to pay to LCE more than $45 million.

               9.15. No Stamp or Similar Taxes. In accordance with section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under this Plan, including, without limitation, the granting or recording of any lien or mortgage on any property under the New Term Loan Agreement or the New Working Capital Credit Agreement, may not be taxed under any law imposing a stamp tax or similar tax, including, without limitation, a mortgage recording tax.

                                    ARTICLE X

                        PROVISIONS COVERING DISTRIBUTIONS

               10.1. Timing of Distributions Under this Plan. Except as otherwise provided in this Plan, without in any way limiting Sections 11.5 and
11.6 of this Plan, and subject to Section 14.2 below, payments and distributions in respect of (a) Allowed General Unsecured Claims shall be made by the Reorganized Debtors or their designee as set forth in Sections 6.5.1 and 6.5.2, as applicable, and (b) all other Allowed Claims that are required by this Plan to be made on the Effective Date shall be made by the Reorganized Debtors or their designee on, or as soon as practicable following, the Effective Date.

               10.2. Allocation of Consideration. The aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under this Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

               10.3. Cash Payments. Cash payments made pursuant to this Plan will be in U.S. dollars. Cash payments to foreign Creditors may be made, at the option of Reorganized LCE, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to this Plan in the form of checks issued by Reorganized LCE shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to Reorganized LCE or its designee as set forth in Section 10.10 below.

               10.4. Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C.Section 1930 as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid by the Debtors on or before the Effective Date.

               10.5. No Interest. Except with respect to Holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as provided in Sections 11.5 and 11.6 of this Plan or as otherwise expressly provided herein, no Holder of an Allowed Claim or Interest shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

               10.6. Fractional Securities. Notwithstanding any other provision of this Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to this Plan. Reorganized LCE will not distribute any fractional shams of New Common Stock exercisable into fractional shares of New Common Stock under this Plan. For purposes of distribution, fractional shares of New Common Stock exercisable into fractional shares of New Common Stock shall be rounded down to the nearest share of New Common Stock.

               10.7. Withholding of Taxes. Reorganized LCE shall withhold from any property distributed under this Plan any property which must be withheld for taxes payable by the Entity entitled to such property to the extent required by applicable law. As a condition to making any distribution under this Plan, Reorganized LCE or its designee, as the case may be, may request that the Holder of any Allowed Claim provide such Holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

               10.8. Persons Deemed Holders of Registered Securities. Except as otherwise provided herein, and subject to Sections 9.6 and 10.9, the Debtors, Reorganized LCE or its designee, shall be entitled to treat the record holder of a registered security on the applicable Distribution Record Date as the Holder of the Claim in respect thereof for purposes of all notices, payments or other distributions under this Plan unless the Debtors, Reorganized LCE or its designee, as the case may be, shall have received written notice specifying the name and address of any new Holder thereof (and the nature and amount of the interest of such new Holder) at least ten (10) Business Days prior to the date of such notice, payment or other distribution in which case the Debtors, Reorganized LCE or its designee shall be permitted, without further inquiry, to make such distribution to such Holder. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Claim under this Plan, no payments or distributions will be made in respect of such Claim until the Bankruptcy Court resolves that dispute pursuant to a Final Order.

               10.9. Surrender of Existing Securities. As a condition to receiving any distribution under this Plan, each Holder of an Instrument evidencing a Claim must surrender such Instrument to Reorganized LCE or its designee. Any Holder of a Claim that fails to (a) surrender such Instrument or
(b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized LCE or its designee before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights, Claims, and/or Interests and may not participate in any distribution under this Plan. Upon compliance with this Section 10.9, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under this Plan, be deemed to have surrendered such Instrument.

               10.10. Undeliverable or Unclaimed Distributions.

               (a) Any Entity that is entitled to receive a Cash distribution under this Plan but that fails to cash a check within 120 days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, without any interest, if such Entity requests in writing the Reorganized Debtors or their designee to reissue such check and provides the Reorganized Debtors or their designee, as the case may be, with such documentation as the Reorganized Debtors or their designee request to verify in their reasonable discretion that such Entity is entitled to such check, prior to the second anniversary of the Effective Date. If an Entity fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim, such Entity shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or their designee as undeliverable, no further distributions will be made to such Holder unless and until the Reorganized Debtors or their designee are notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Reorganized Debtors or their designee pursuant to Section 9.1 of this Plan until such time as a distribution becomes deliverable.

               (b) All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder's Claim becomes an Allowed Claim. After such date, all unclaimed property shall revert to the Reorganized Debtors and the claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

               10.11. Distributions on Account of Pre-Petition Notes. All distributions, if any, on account of Pre-Petition Note Claims shall be made to the Indenture Trustee, which shall serve as Reorganized LCE's designee for purposes of making distributions under the Plan to Holders of Pre-Petition Note Claims. Reorganized LCE shall pay the Indenture Trustee its reasonable fees and expenses for making distributions under the Plan to Holders of Pre-Petition Note Claims.

                                   ARTICLE XI

                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

               11.1. Objections to Claims. Only the Debtors and the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims after the Effective Date. The Reorganized Debtors shall be fair and equitable in filing, settling, compromising or litigating objections to Disputed Claims. Subject to an order of the Bankruptcy Court providing otherwise, the Debtors and the Reorganized Debtors, in consultation with the Creditors' Committee Designee, may object to a Claim by filing an objection with the Bankruptcy Court and serving such objection upon the Holder of such Claim not later than one hundred and twenty
(120) days after the Effective Date or one hundred and twenty (120) days after the filing of the proof of such Claim, whichever is later, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court, which motion may be made without further notice or hearing.

               11.2. Procedure. Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtors or the Reorganized Debtors, or until an objection thereto by the Debtors or by Reorganized Debtors, is withdrawn, the Debtors or the Reorganized Debtors, in consultation with the Creditors' Committee Designee, shall litigate the merits of each Disputed Claim until determined by a Final Order; provided, however, that, (a) prior to the Effective Date, the Debtors, in consultation with the Creditors' Committee Designee, and subject to the approval of the Bankruptcy Court, and (b) after the Effective Date, the Reorganized Debtors, in consultation with the Creditors' Committee Designee, subject to the approval of the Bankruptcy Court, may compromise and settle any objection to any Claim. The Reorganized Debtors, in consultation with the Creditors' Committee Designee, shall retain outside legal counsel that is mutually satisfactory to the Reorganized Debtors and the Creditors' Committee Designee to advise the Reorganized Debtors and the Creditors' Committee Designee in connection with the resolution, administration and prosecution of all matters with respect to Disputed Claims.

               11.3. Payments and Distributions With Respect to Disputed Claims. No payments or distributions shall be made in respect of any Disputed Claim until such Disputed Claim becomes an Allowed Claim.

               11.4. Claims Reserve.

               (a) Estimation. For purposes of effectuating the reserve provisions of this Plan and the allocations and distributions to Holders of Allowed General Unsecured Claims, the Bankruptcy Court will, on or prior to the four-month anniversary of the Effective Date, pursuant to section 502 of the Bankruptcy Code, fix or liquidate the amount of any contingent or unliquidated General Unsecured Claim, in which event the amount so fixed will be deemed the Allowed amount of such Claim for purposes of this Plan or, in lieu thereof, the Bankruptcy Court will determine the maximum contingent or unliquidated amount for such Claim, which amount will be the maximum amount in which such Claim ultimately may be Allowed under this Plan, if such Claim is Allowed in whole or part. The Bankruptcy Court's entry of this order may limit the distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims, and no Holder shall have recourse against the Debtors or the Reorganized Debtors or any of their respective professional consultants, attorneys, advisors, officers, directors or members or their successors or assigns, or any of their respective property, as such Holder's sole recovery shall be from the Unsecured Settlement Distribution.

               (b) Creation of Class 5 Reserve. Upon confirmation of the Plan, and subject to the Effective Date, LCE shall deposit the Unsecured Settlement Distribution in the Class 5 Claims Reserve. The Class 5 Claims Reserve and all amounts therein (including any interest actually earned thereon) shall be maintained by the Reorganized Debtors in conformity with the guidelines provided in Section 345 of the Bankruptcy Code for distribution in accordance with Sections 6.5.1 and 6.5.2 hereof to Holders of Allowed General Unsecured Claims.

               11.5. Distributions After Allowance of Disputed General Unsecured Claims. Distributions to each Holder of a Disputed General Unsecured Claim, to the extent that such General Unsecured Claim ultimately becomes an Allowed General Unsecured Claim, will be made in accordance with the provisions of this Plan, including the provision governing the applicable Class of General Unsecured Claims. From and after the four-month anniversary of the Effective Date, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed General Unsecured Claim becomes a Final Order, the Reorganized Debtors will distribute to the Holder of such Allowed General Unsecured Claim its Class 5A Payment Amount or Class 5B Payment Amount, as applicable, based on the Maximum Allowable Amount of General Unsecured Claims on such date. All amounts actually earned in respect of the Unsecured Settlement Distribution (including all interest) shall be for the benefit of the Holders of Allowed General Unsecured Claims.

               11.6. Distributions After Disallowance of Disputed General Unsecured Claims. Holders of Allowed General Unsecured Claims that receive an initial distribution after Allowance of such Holder's General Unsecured Claim as set forth in Section 11.5, may receive subsequent distributions if and to the extent that other General Unsecured Claims are disallowed or expunged, as follows: as soon as practicable following the six (6) month anniversary of the Effective Date and, if necessary, every six (6) months thereafter (such first six month anniversary and each subsequent six month anniversary, a "Catch-Up Distribution Date"), each Holder of an Allowed General Unsecured Claim that has previously received any distributions pursuant to Section 6.5.1, 6.5.2 or 11.5 of this Plan shall receive a distribution in an amount equal to the difference, if any, between (i) such Holder's Class 5A Payment Amount or Class 5B Payment Amount, as applicable, on such Catch-Up Distribution Date and (ii) the aggregate payments previously paid to such Holder under Section 6.5.1, 6.5.2 or 11.5 of this Plan (excluding interest), and any interest actually earned thereon (except for a final distribution after all Disputed General Unsecured

Claims are either Allowed or expunged), until all Disputed General Unsecured Claims have been Allowed or expunged, in whole or part, and no additional distribution will be made prior thereto. The Reorganized Debtors may, in its discretion, make each Catch-Up Distribution Date more frequent than every six months. If after all Disputed Claims are resolved and all distributions are made in accordance with this Section 11.6, at least $450,000 remains in the Unsecured Settlement Distribution, the Reorganized Debtors shall distribute such remaining Cash to each Holder of an Allowed General Unsecured Claim utilizing the then Applicable Class 5A Allowance Factor and Applicable Class 5B Allowance Factor on a pro rata basis based on the ratio of such Holder's Allowed General Unsecured Claim to the total Allowed General Unsecured Claims.

               11.7. Payment of Post-Effective Date Interest. All distributions made pursuant to Sections 11.5 and 11.6 of this Plan shall include the Holders' pro rata share of the post-Effective Date interest based on the ratio of such Holder's Allowed General Unsecured Claim to the Maximum Allowable Amount of all General Unsecured Claims.

               11.8. The Creditors' Committee Designee. Prior to the Effective Date, the Creditors' Committee shall appoint the Creditors' Committee Designee to provide input and assistance to the Debtors and the Reorganized Debtors in connection with the resolution of objections to Claims. The Creditors' Committee shall serve for a period of six months following the Effective Date, and the Reorganized Debtors shall pay the Creditors' Committee Designee a monthly fee of $5,000 for such six month period and shall reimburse the Creditors' Committee Designee for its reasonable costs and expenses incurred in connection with its duties as the Creditors' Committee Designee.

               11.9. Effect of Distributions in the CCAA Cases. Notwithstanding any other provision of this Plan, if any Holder receives any payment or transfer of property in the CCAA Cases on account of an Allowed Claim or a debt upon which an Allowed Claim is based, such Holder shall not receive any payments or distribution under this Plan.

               11.10. Setoffs. Except with respect to Causes of Action of any nature released pursuant to the Plan or Confirmation Order, the Debtors, the Reorganized Debtors or their designee as instructed by them may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Claim, the Causes of Action of any nature that the applicable Debtor or Reorganized Debtor or its successor may hold against the Holder of such Allowed Claim; provided that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor or its successor of any Causes of Action that the Debtor or the Reorganized Debtor or its successor may possess against such Holder.

                                   ARTICLE XII

                  DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS

               12.1. Discharge of All Claims and Interests and Releases.

               (a) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THIS PLAN, THE CONFIRMATION OF THIS PLAN (SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE) SHALL DISCHARGE AND RELEASE THE DEBTORS, THE REORGANIZED DEBTORS, THEIR SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE ASSETS AND PROPERTIES FROM ANY DEBT, CHARGE, CAUSE OF ACTION, LIABILITY, ENCUMBRANCE, SECURITY INTEREST, CLAIM, INTEREST, OR OTHER CAUSE OF ACTION OF ANY KIND, NATURE OR DESCRIPTION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIM OF SUCCESSOR LIABILITY) THAT AROSE BEFORE THE CONFIRMATION DATE, AND ANY DEBT OF THE KIND SPECIFIED IN SECTIONS 502(g), 502(h) OR 502(i) OF THE BANKRUPTCY CODE, WHETHER OR NOT A PROOF OF CLAIM OR INTEREST IS OR COULD HAVE BEEN FILED OR IS DEEMED FILED, WHETHER OR NOT SUCH CLAIM OR INTEREST IS OR COULD HAVE BEEN ALLOWED, AND WHETHER OR NOT THE HOLDER OF SUCH CLAIM OR INTEREST VOTED OR COULD HAVE VOTED TO ACCEPT OR REJECT THIS PLAN.

               (b) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THIS PLAN OR THE CONFIRMATION ORDER, THE CONFIRMATION OF THIS PLAN (SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE) SHALL ACT AS A DISCHARGE AND RELEASE OF ALL CAUSES OF ACTION (INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION OF A TRUSTEE AND DEBTOR-IN-POSSESSION UNDER THE BANKRUPTCY CODE) OF THE DEBTORS AND REORGANIZED DEBTORS, WHETHER KNOWN OR UNKNOWN, AGAINST THEIR DIRECTORS AND OFFICERS.

               12.2. Injunction. THE SATISFACTION, RELEASE AND DISCHARGE PURSUANT TO SECTIONS 12.1, 12.3 AND 12.4 OF THIS PLAN, SHALL ACT AS AN INJUNCTION AGAINST ANY ENTITY COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM OR CAUSE OF ACTION SATISFIED, RELEASED OR DISCHARGED UNDER THIS PLAN. THE INJUNCTION, DISCHARGE AND RELEASES DESCRIBED IN SECTIONS 12.1, 12.2, 12.3 AND 12.4 OF THIS PLAN SHALL APPLY REGARDLESS OF WHETHER OR NOT A PROOF OF CLAIM OR INTEREST BASED ON ANY CLAIM, DEBT, LIABILITY OR INTEREST IS FILED OR WHETHER OR NOT A CLAIM OR INTEREST BASED ON SUCH CLAIM, DEBT, LIABILITY OR INTEREST IS ALLOWED, OR WHETHER OR NOT SUCH ENTITY VOTED TO ACCEPT OR REJECT THIS PLAN. WITHOUT IN ANY WAY LIMITING THE FOREGOING, ALL INJUNCTIONS OR STAYS ENTERED IN THESE CHAPTER 11 CASES AND EXISTING IMMEDIATELY PRIOR TO THE CONFIRMATION DATE SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

               12.3. Exculpation. IN CONSIDERATION OF THE DISTRIBUTIONS UNDER THIS PLAN, UPON THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR INTEREST WILL BE DEEMED TO HAVE RELEASED THE DEBTORS, THE CREDITORS' COMMITTEE, THE MEMBERS OF THE CREDITORS' COMMITTEE IN THEIR CAPACITY AS SUCH, AND EACH OF THE FOREGOING PARTIES' DIRECTORS, OFFICERS, AGENTS, ATTORNEYS, INDEPENDENT ACCOUNTANTS, ADVISORS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND EMPLOYEES (AS APPLICABLE) EMPLOYED BY THE DEBTORS FROM AND AFTER THE FILING DATE FROM ANY AND ALL CAUSES OF ACTION (OTHER THAN THE RIGHT TO ENFORCE THE DEBTORS' OBLIGATIONS UNDER THIS PLAN AND THE RIGHT TO PURSUE A CLAIM BASED ON ANY WILLFUL MISCONDUCT) ARISING OUT OF ACTIONS OR OMISSIONS DURING THE ADMINISTRATION OF THE DEBTORS' ESTATES OR THE DISTRIBUTION OF ANY PROPERTY PURSUANT TO THE PLAN.

               12.4.  Guaranties and Claims of Subordination.

               (a) Guaranties. THE CLASSIFICATION AND THE MANNER OF SATISFYING ALL CLAIMS UNDER THIS PLAN TAKES INTO CONSIDERATION THE POSSIBLE EXISTENCE OF ANY ALLEGED GUARANTIES BY THE DEBTORS OF OBLIGATIONS OF ANY ENTITY OR ENTITIES, AND THAT THE EACH DEBTOR MAY BE A JOINT OBLIGOR WITH ANOTHER ENTITY OR ENTITIES WITH RESPECT TO THE SAME OBLIGATION. ALL CLAIMS AGAINST THE DEBTORS BASED UPON ANY SUCH GUARANTIES SHALL BE SATISFIED, DISCHARGED AND RELEASED IN THE MANNER PROVIDED IN THIS PLAN AND THE HOLDERS OF CLAIMS SHALL BE ENTITLED TO ONLY ONE DISTRIBUTION WITH RESPECT TO ANY GIVEN OBLIGATION OF THE DEBTORS. ALL HOLDERS OF GENERAL UNSECURED CLAIMS WITH CLAIMS AGAINST LCE AND ANY SUBSIDIARY DEBTORS ON ACCOUNT OF THE SAME OBLIGATION SHALL BE DEEMED TO HAVE A CLAIM SOLELY AGAINST THE SUBSIDIARY DEBTORS.

               (b) Claims of Subordination. (i) EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS PLAN, ALL CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AND ALL RIGHTS AND CLAIMS BETWEEN OR AMONG HOLDERS OF CLAIMS AND INTERESTS RELATING IN ANY MANNER WHATSOEVER TO CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, BASED ON ANY CONTRACTUAL, LEGAL OR EQUITABLE SUBORDINATION RIGHTS, SHALL BE TERMINATED ON THE EFFECTIVE DATE AND DISCHARGED IN THE MANNER PROVIDED IN THIS PLAN, AND ALL SUCH CLAIMS, INTERESTS AND RIGHTS SO BASED AND ALL SUCH CONTRACTUAL, LEGAL AND EQUITABLE SUBORDINATION RIGHTS TO WHICH ANY ENTITY MAY BE ENTITLED SHALL BE IRREVOCABLY WAIVED BY THE ACCEPTANCE BY SUCH ENTITY (OR, UNLESS THE CLASS OF WHICH SUCH ENTITY IS A MEMBER) OF THIS PLAN OR OF ANY DISTRIBUTION PURSUANT TO THIS PLAN. EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHTS AFFORDED AND THE DISTRIBUTIONS THAT ARE MADE PURSUANT TO THIS PLAN IN RESPECT OF ANY CLAIMS OR INTERESTS SHALL NOT BE SUBJECT TO LEVY, GARNISHMENT, ATTACHMENT OR LIKE LEGAL PROCESS BY ANY HOLDER OF A CLAIM OR INTEREST BY REASON OF ANY CONTRACTUAL, LEGAL OR EQUITABLE SUBORDINATION RIGHTS, SO THAT, NOTWITHSTANDING ANY SUCH CONTRACTUAL, LEGAL OR EQUITABLE SUBORDINATION, EACH HOLDER OF A CLAIM OR INTEREST SHALL HAVE AND RECEIVE THE BENEFIT OF THE RIGHTS AND DISTRIBUTIONS SET FORTH IN THIS PLAN.

                             (ii)   PURSUANT TO BANKRUPTCY RULE 9019 AND ANY
APPLICABLE STATE LAW AND AS CONSIDERATION FOR THE DISTRIBUTIONS AND OTHER BENEFITS PROVIDED UNDER THIS PLAN, THE PROVISIONS OF THIS SECTION 12.4(b) SHALL CONSTITUTE A GOOD FAITH COMPROMISE AND SETTLEMENT OF ANY CAUSES OF ACTION RELATING TO THE MATTERS DESCRIBED IN THIS SECTION 12.4(b) WHICH COULD BE BROUGHT BY ANY HOLDER OF A CLAIM OR INTEREST AGAINST OR INVOLVING ANOTHER HOLDER OF A CLAIM OR INTEREST, WHICH COMPROMISE AND SETTLEMENT IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS AND IS FAIR, EQUITABLE AND REASONABLE. THIS SETTLEMENT SHALL BE APPROVED BY THE BANKRUPTCY COURT AS A SETTLEMENT OF ALL SUCH CAUSES OF ACTION. ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT'S APPROVAL OF THIS SETTLEMENT PURSUANT TO BANKRUPTCY RULE 9019 AND ITS FINDING THAT THIS IS A GOOD FAITH SETTLEMENT PURSUANT TO ANY APPLICABLE STATE LAWS, GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING, AND SHALL BAR ANY SUCH CAUSE OF ACTION BY ANY HOLDER OF A CLAIM OR INTEREST AGAINST OR INVOLVING ANOTHER HOLDER OF A CLAIM OR INTEREST.

               12.5. Release with Respect to Holders of General Unsecured Claims. Except with respect to Causes of Action against any Affiliates of the Debtors as of the Filing Date, as of the Effective Date, the Debtors and Reorganized Debtors shall release and waive against all General Unsecured Creditors any and all rights of action arising under sections 544 through 550 of the

Bankruptcy Code or applicable preference or fraudulent conveyance laws under state law; provided, however, the Debtors and Reorganized Debtors shall have the right to pursue such rights of action, including their rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including, without limitation, for purposes of setoff against distributions, if any, due to a Holder of an Unsecured Claim pursuant to the Plan, and such rights shall be exercised exclusively by the Reorganized Debtors.


                                  ARTICLE XIII

                             CONDITIONS PRECEDENT TO
                      CONFIRMATION ORDER AND EFFECTIVE DATE

               13.1. Conditions Precedent to Entry of the Confirmation Order. The following conditions must occur and be satisfied or waived in accordance with Section 13.3 of this Plan on or before the Confirmation Date for this Plan to be confirmed on the Confirmation Date.

               (a) The Confirmation Order is in form and substance reasonably acceptable to the Debtors.

               13.2. Conditions Precedent to the Effective Date. The following conditions must occur and be satisfied or waived by the Debtors on or before the Effective Date for this Plan to become effective on the Effective Date.

               (a) Final Order. The Confirmation Order shall have become a Final Order.

               (b) Working Capital Facility. The Debtors must have received a firm commitment for the New Working Capital Credit Agreement.

               (c) Funding by Investors in accordance with Section 9.15 and creation of Class 5 Claims Reserve. LCE must have (i) received up to $45 million, but in no event less than $25 million, from the Investors in accordance with Section 9.15 of this Plan, and (ii) deposited the Unsecured Settlement Distribution in the Class 5 Claims Reserve.

               (d) Authorizations, Consents and Approvals. All authorizations, consents and regulatory approvals required to be obtained by the Debtors and the Investors, if any, in connection with this Plan's effectiveness shall have been obtained, including without limitation any Entity that is required to file a notification and report form in compliance with, or obtain consent or approval under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, and/or the Investment Canada Act and the Competition Act of Canada, shall have filed such form or requested such consent or approval and the applicable waiting period with respect to each (including extensions) shall have expired or been terminated or the requisite consent or approval required thereby shall have been obtained without any material condition or limitation.

               (e) Canadian Plan. The Canadian Plan, in form and substance satisfactory to the Debtors, shall either have become effective or shall become effective substantially contemporaneous herewith in the CCAA Cases.

               (f) Retention of Equity. LCE shall have retained 100% of the equity of Cineplex Odeon.

               (g) Repayment of Canadian DIP. All amounts owing to LCE under the Canadian DIP shall have been repaid in full.

               (h) Investor Pre-Petition Credit Agreement Claims. The Investor Pre-Petition Credit Agreement Claims are not less than $300 million in aggregate principal amount.

               13.3. Waiver of Conditions. The Debtors may waive one or more of the conditions precedent to the confirmation or effectiveness of this Plan set forth in Sections 13.1 and 13.2 of this Plan; provided, however, the conditions precedent set forth in Sections 13.2(b) and (c) may not be waived; and provided further, that with respect to the conditions precedent set forth in Section 13.2(d), the Debtors may not waive such conditions precedent solely as they relate to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, and/or the Investment Canada Act and the Competition Act of Canada.

               13.4. Effect of Failure of Conditions. If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 179 days after the date the Court enters an order confirming this Plan, or by such later date as is proposed and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtors made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the order confirming this Plan shall not be vacated if all of the conditions to consummation set forth in Section 13.2 are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section 13.4, this Plan shall be null and void in all respects, and nothing contained in this Plan shall (a) constitute a waiver or release of any claims against or equity interests in the Debtors or (b) prejudice in any manner the rights of the Holder of any claim or equity interest in the Debtors.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

               14.1. Bankruptcy Court to Retain Jurisdiction. The business and assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Case or this Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to

Claims and Interests and the allowance and amount thereof; (b) to determine any and all disputes among creditors with respect to their Claims; (c) to hear and determine any and all Causes of Action, including, without limitation, any right to setoff, arising out of or relating to the Combination; (d) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (e) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Cases or this Plan; (f) to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order; (g) to enforce the provisions of this Plan relating to the distributions to be made hereunder; (h) to issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of this Plan; (i) to enforce and interpret any provisions of this Plan; (j) to determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of this Plan; (k) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code; (1) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan and the Related Documents; (m) to hear and determine any disputes arising in connection with the Senior Executive Employment Agreements and the terms of employment set forth in Section 9.12 of this Plan; (n) to hear and determine any issue for which this Plan or any Related Document requires a Final Order of the Bankruptcy Court; (o) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (p) to hear and determine any issue related to the composition of the initial board of Reorganized LCE; (q) to hear any other matter not inconsistent with the Bankruptcy Code; and (r) to enter a Final Decree closing the Chapter 11 Case.

               14.2. Binding Effect of this Plan. The provisions of this Plan shall be binding upon and inure to the benefit of the Debtors, Reorganized LCE, any Holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers, managers and directors and any other Entity affected by this Plan.

               14.3. Nonvoting Stock. In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized LCE Certificate of Incorporation shall contain a provision prohibiting the issuance of nonvoting equity securities by the Reorganized Debtors for a period of one year following the Effective Date.

               14.4. Authorization of Corporate Action. The entry of the Confirmation Order shall constitute a direction and authorization to and of the Debtors and the Reorganized Debtors to take or cause to be taken any action necessary or appropriate to consummate the provisions of this Plan and the Related Documents prior to and through the Effective Date (including, without limitation, the filing of the Reorganized LCE Certificate of Incorporation and the execution of the New Term Loan Agreement and the New Working Capital Credit Agreement) and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Code without the need for any additional authorizations, approvals or consents.

               14.5. Retiree Benefits. On and after the Effective Date, to the extent required by section 1129(a)(l3) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits, if any, as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

               14.6. Withdrawal of this Plan. The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw this Plan. If the Debtors revoke or withdraw this Plan, if the Confirmation Date does not occur, or if the Effective Date does not occur then (i) this Plan will be deemed null and void and (ii) this Plan shall be of no effect and shall be deemed vacated, and the Chapter 11 Cases shall continue as if this Plan had never been filed and, in such event, the rights of any Holder of a Claim or Interest shall not be affected nor shall such Holder be bound by, for purposes of illustration only, and not limitation, (a) this Plan, (b) any statement, admission, commitment, valuation or representation contained in this Plan, the Disclosure Statement, or the Related Documents or (c) the classification and proposed treatment (including any allowance) of any Claim in this Plan.

               14.7. Captions. Article and Section captions used in this Plan are for convenience only and will not affect the construction of this Plan.

               14.8. Method of Notice. All notices required to be given under this Plan if any, shall be in writing and shall be sent by facsimile transmission (with hard copy to follow), by first class mail, postage prepaid, by hand delivery or by overnight courier to:

               If to the Debtors to:

               Loews Cineplex Entertainment Corporation
               711 Fifth Avenue
               New York, New York  10022
               Attn:  Lawrence Ruisi
               Fax No.:  (212) 833-6277

               with copies to:

               Fried, Frank, Harris, Shriver & Jacobson
               (A Professional Partnership Including Professional Corporations) One New York Plaza
               New York, New York  10004
               Attn:  Brad Eric Scheler, Esq.
               Fax No.:  (212) 859-4000

Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Any and all notices given under this Plan shall be effective when received.

               14.9. Dissolution of Committees. On the Effective Date, any committees appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities and obligations relating to and arising from and in connection with these Chapter 11 Cases; provided, however, that following the Effective Date, the responsibilities of any such committees and its members and employees or agents shall be limited to the preparation of their respective fee applications, if any.

               14.10. Amendments and Modifications to Plan. This Plan may be altered, amended or modified by the Debtors, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

               14.11. Section 1125(e) of the Bankruptcy Code. (a) The Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

               (b) The Debtors and each of the members of the Creditors' Committee (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the New Term Notes and the New Common Stock under this Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

               14.12. Post-Confirmation Obligations. Under current applicable law, the Reorganized Debtors are required to pay fees assessed against the Debtors' estates under 28 U.S.C. Section 1930(a)(6) until entry of an order closing the Chapter 11 Cases. Subject to a change in applicable law, each Reorganized Debtor shall pay all fees assessed against such Debtor's estate under 28 U.S.C. Section 1930(a)(6) and shall file post-confirmation reports until entry of an order closing the chapter 11 case of such Debtor.

Dated:   New York, New York
         January 14, 2002

                                             Respectfully submitted,

                                             LOEWS CINEPLEX ENTERTAINMENT
                                             CORPORATION AND THE OTHER
                                             DEBTORS LISTED ON SCHEDULE I,
                                             Debtors and Debtors-In-Possession


                                             By:  /s/Lawrence J. Ruisi
                                                  ------------------------------
                                             Name:  Lawrence J. Ruisi
                                             Title: President and Chief
                                                    Executive Officer


FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
(A Partnership Including
  Professional Corporations)
Attorneys for the Debtors and
  Debtors-in-Possession
One New York Plaza
New York, New York  10004
(212) 859-8000


By:    /s/Brad Eric Scheler
       -----------------------------
       Brad Eric Scheler, Esq.